                                                                 EXHIBIT 5.1

                       [Baker & Botts, L.L.P. Letterhead]




                                                                    May 29, 1997



Baker Hughes Incorporated
3900 Essex Lane, Suite 1200
P. O. Box 4740
Houston, Texas 77210-4740

Gentlemen:

              As set forth in the Registration Statement (the "Registration Statement") on Form S-4 to be filed by Baker Hughes Incorporated, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance of the Company's Common Stock, par value $1.00 per share ("Common Stock"), certain legal matters in connection with the Common Stock are being passed upon for the Company by us. The Shares of Common Stock subject to the Registration Statement (the "Shares") are to be issued pursuant to the terms and provisions of an Agreement and Plan of Merger dated as of February 25, 1997 among the Company, Baker Hughes Missouri, Inc., Baker Hughes Delaware, Inc., Petrolite Corporation and Wm. S. Barnickel & Company. Pursuant to Rule 457 under the Act, the Registration Statement relates to shares of Common Stock with a proposed maximum offering price of up to $770,000,000 million. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

              In our capacity as your counsel in the connection referred to above, we have examined the Restated Certificate of Incorporation and Bylaws of the Company and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

              Based on our examination as aforesaid, we are of the opinion that:

              1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware; and

Baker Hughes Incorporated            -2-                            May 29, 1997



              2. When any necessary approval of the stockholders of the Company has been obtained as contemplated by the Merger Agreement, upon the issuance by the Company of the Shares upon consummation of the Mergers (as defined in the Merger Agreement) pursuant to the Merger Agreement, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

              We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our Firm under the caption "Legal Matters" in the Joint Prospectus/Proxy Statement included in the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Baker & Botts, L.L.P.